Exhibit 10.2
CA, Inc.
Restricted Stock Unit Certificate

Name of Participant	EmplID

Grant Number	RU****
Total Number of Restricted Stock Unit Awards Granted	**0 **
Grant Date
Stock Price on Grant Date	$
This Certificate confirms the grant under the CA, Inc. 2002 Incentive Plan, as amended and restated effective as of May 20, 2005 (the “Plan”), to the above-named participant of the amount of Restricted Stock Units set forth above. This Certificate does not constitute ownership of any shares of Common Stock of CA, Inc. (the “Company”) or confer any rights associated with the ownership of shares, except as expressly set forth herein. This grant is subject in all respects to the applicable terms of the Plan, which are incorporated by reference in this Certificate.
This award will vest [INSERT VESTING SCHEDULE] on [INSERT VESTING DATE(S)]. No shares of Common stock shall be issued to the participant prior to the date on which the Restricted Stock Units vest, and shall be forfeited by the participant upon the participant’s Termination of Employment, as defined in the Plan, prior to vesting for any reason other than death or Disability, as defined in the Plan. All shares of restricted stock units will immediately vest upon the participant’s death or Disability or upon a Change in Control of the Company.
Notwithstanding any of the foregoing, this Restricted Stock Units grant shall be subject to the applicable terms and conditions of the Employment Agreement entered into by and between CA, Inc. and the Optionee, dated as of [_________], which are incorporated herein by reference.
The Company may, in its discretion, satisfy any statutory tax withholding obligations that arise in connection with the Restricted Stock Units granted pursuant to this award by (i) withholding shares of Common Stock that would otherwise be available for delivery upon the vesting of such Restricted Stock Units having a Fair Market Value, as defined in the Plan, on the date the shares first become taxable equal to the minimum statutory withholding obligation with respect to such taxable shares and/or (ii) requiring that a participant pay to the Company, by cash, certified check, bank draft or money order, an amount sufficient to satisfy any such statutory tax withholding obligations.

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